Exhibit 99.3
                       CODE OF BUSINESS CONDUCT AND ETHICS
                            OF UNITED MEDICORP, INC.


1. Directors, officers, and employees of United Medicorp Inc., shall avoid all conflicts of interest or improper or unlawful conduct and even the appearance thereof.

   o It is the policy of United Medicorp Inc. ("UMC" or the "Company") that there shall be no undisclosed conflict of interest between the interests of UMC and the personal interests of any Director, officer, or employee. The best interests of UMC must be the sole determinant in all business decisions, and no considerations of friendship or self-interest may be allowed to interfere with this principle.

   o Any Director, officer, employee, or any member of their respective immediate families may not accept any gift of more than nominal value from any person or entity with which UMC has a business relationship or which in any way competes with UMC. Discounts or travel vouchers earned by UMC employees through frequent travel shall not be considered more than nominal for purposes of this policy. Any Director, officer, employee, or any member of their respective immediate families who maintains a beneficial interest of any kind (other than publicly-traded securities or securities in issuers of which no family member is a control person or an affiliate) in any entity which has a business relationship with UMC or which in any way competes with UMC, must disclose such interest in writing to the UMC Board of Directors.

   o In addition, conflicts of interest may arise, among other things, when a director, officer, or employee, takes actions or has interests that may make it difficult to perform work for UMC objectively and effectively, or when a director, officer, employee, or any member of their respective families receives improper personal benefits as a result of such person's position in UMC. Any potential conflicts of interest must be reported as described below. The receipt of improper personal benefits by an officer, director, employee, or family member is prohibited.

   o It is the responsibility of a director to report the possibility of a conflict of interest to the full Board of Directors and of an officer or employee to report a conflict of interest or potential conflict of interest to the Company's CEO. The Company's CEO shall report any such conflict of interest to the Board of Directors. Only the Board of Directors may waive a conflict of interest, or any other waiver for non-compliance with this Code of Business Conduct and Ethics, and such waiver may not occur by means of a unanimous consent in lieu of meeting. In the event a conflict of interest, or any other non-compliance with this Code of Business Conduct and Ethics by an officer, is waived by the Board of Directors, the Board of Directors shall cause the Company to file a periodic report on Form 8-K with the Securities and Exchange Commission within two days of the meeting in which the conflict is waived. In the event a conflict of interest, or any other non-compliance with this Code of Business Conduct and Ethics by a director, is waived by the Board of Directors, the Board of Directors shall determine in its own judgment whether it is necessary to cause the Company to file a periodic report on Form 8-K with the Securities and Exchange Commission within two days of the meeting in which the conflict is waived. The Form 8-K shall provide the details of the conflict and the basis for waiver.

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

                                                                    Exhibit 99.3
                       CODE OF BUSINESS CONDUCT AND ETHICS
                            OF UNITED MEDICORP, INC.


2 Directors, officers, and employees shall keep Company information confidential

   o In carrying out its business, UMC maintains confidential information. Confidential information means information maintained by UMC regarding its operational, financial, legal, and administrative activities, which has not been released by UMC to the public through press releases, annual reports or periodic filings with the Securities and Exchange Commission. The above categories are very broad as to the information encompassed and would include, but not be limited to, Company procedures, personnel or customers. The presumption should thus be in favor of particular information being confidential. Generally, confidential information includes all non-public information that may be of use to competitors, or harmful to the Company or its customers, if disclosed. Moreover, federal securities laws impose strict obligations on UMC regarding disclosure of information to the public.

   o The policies outlined below have been implemented in order to preserve UMC's confidential information. Any questions regarding these policies should be addressed to the Company's CEO.

   A. The Company's CEO or his designee is the designated spokesman for UMC for the dissemination of Company information to the public. No other person is authorized to disclose Company information or speak on such matters with the public. The public includes, but is not limited to, stockholders, analysts and members of the media. Any inquires for information must be referred to the Company's CEO.

   B. Unauthorized disclosure of Company information, whether confidential or not, is forbidden. Authorization for release must be obtained prior to release from the Company's CEO or his designee.

   C. Under no circumstances is a Director, officer or employee to respond to rumors regarding UMC that may appear on the Internet or any other medium.

   D.   A director,  officer, or employee's  obligation to preserve confidential
        Company  information  survives  the  director,   officer  or  employee's
        separation from UMC.

   E. All Company employees are given a copy of UMC's Employee Invention and Confidentiality Agreement. Each employee is required to sign an acknowledgement that they have received a copy of this policy, and that they have read and understand this policy. A copy of the policy and the employee's signed acknowledgement is kept in each employee's personnel file.

3.      Trading in Company securities
        Directors, officers, and employees of the Company are generally prohibited from trading in Company securities (including the exercise of stock options) during the last month of any financial quarter through the expiration of two days following the public dissemination of the Company's financial results for that quarter. The Company's CEO may upon written request allow trading in Company Securities during generally

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

                                                                    Exhibit 99.3
                       CODE OF BUSINESS CONDUCT AND ETHICS
                            OF UNITED MEDICORP, INC.


        prohibited times if in his sole discretion there is no material non-public information in the possession of the Director, officer or employee. In addition:

   A. Company policy also prohibits Directors, officers, and employees from providing a third party with material non-public information that may lead to the third party trading in UMC's securities. This "tipping" is also a violation of federal and state law.

   B. Under certain circumstances, the Company's CEO may designate a "black out period" during which time Directors, officers, and employees are prohibited from trading in UMC's securities. Only two exceptions will be granted during "black out periods." These exceptions are the acquisition of shares pursuant to a stockholder approved stock option plan where the shares are acquired with cash or where a sufficient number of shares of Company stock are withheld or tendered to pay for the shares acquired, and in both instances the shares are held for at least six months. These "black out periods" may occur during generally open trading periods. These periods will usually be declared prior to the issuance of a significant Company press release or the filing of a significant document with the Securities and Exchange Commission. In no case should Directors, officers, or employees trade in UMC's securities within 48 hours of the issuance of any significant Company press release even if a "black out period" was not designated prior to the issuance of the press release.

   C. It shall also be improper for any director or executive officer to trade in Company securities by any means, including the exceptions to blackout periods discussed in the paragraph above, during a period when trading in Company securities is banned in connection with the Company's 401(k) Plan or any other Company defined benefit plan.

   D. Directors and officers of UMC are required to inform the CFO of every transaction they make in UMC's securities. This notification should be made prior to the transaction, as Directors and officers are burdened with certain restrictions as to the timing of purchases and sales of securities. In addition, such notification must come prior to a transaction by a Director or officer because the transaction must be reported to the Securities and Exchange Commission within two business days of the transaction.

        The only exception to the rules regarding trading periods is if the Director, officer or employee has properly prepared a trading plan in accordance with Rule 10b5-1 promulgated pursuant to the Securities Exchange Act of 1934, as amended.

4.      Loans to Directors, officers, and employees
        Effective January 1, 2005, the Company is prohibited from, directly or indirectly, making any loan to a Director, officer, or employee (with the exception of payroll advances made to employees with approval from the CEO or CFO) of the Company or guaranteeing any loan or obligation on behalf of a Director, officer or employee, except upon the recommendation of the Company's CEO with approval of the Compensation Committee.

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

                                                                    Exhibit 99.3
                       CODE OF BUSINESS CONDUCT AND ETHICS
                            OF UNITED MEDICORP, INC.


5. The Company encourages the reporting of illegal or unethical behavior Employees are encouraged to talk to their supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. In addition, employees should report any violations of law, rules, regulations or this Code of Business Conduct and Ethics to appropriate personnel. The Company will not allow retaliation against employees for such reports made in good faith.

6. It is the Company's policy to prohibit all forms of harassment or other improper conduct
        The Company expects proper, professional conduct from each Director, officer, and employee with other Directors, officers, employees, and business associates at all times, in the workplace or in any Company business environment. Harassment and other improper conduct, regardless of the form or activity, will not be tolerated and will subject the person engaging in such behavior to sanctions which may include termination "for cause."

7.      Corporate Opportunities
        Directors, officers, and employees owe a duty to the Company to advance the Company's legitimate interests when the opportunity to do so arises. It is the Company's policy that Directors, officers, and employees shall be prohibited from:

   o Taking for themselves personally opportunities that are discovered through the use of corporate property, information or position

   o    Using corporate property, information or position for personal gain

   o    Competing with the Company

8.      Fair Dealing
        Each employee should endeavor to deal fairly with the Company's joint interest owners, joint venture partners, product purchasers, vendors, competitors, and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

9.      Protection and proper use of Company assets
        All employees should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes.

10.     Compliance with laws, rules and regulations
        In addition to the insider trading laws discussed in paragraph 3 above, Directors, officers and employees shall strive to comply with all laws, rules and regulations which govern the conduct of the Company's business matters.



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